Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-286251 and 333-213810), Form S-3 (File Nos. 333-282683, 333-281159, 333-279350, 333-257905, and 333-240207) and Form S-8 (File Nos. 333-289687, 333-257740, 333-227118, 333-232773, 333-219109, and 333-208935) of our report dated March 26, 2026, with respect to the consolidated financial statements of Insight Molecular Diagnostics Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

Costa Mesa, CA

March 26, 2026